Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2015 Financial Results

INCLINE VILLAGE, NV, November 4, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter and nine months ended September 30, 2015.

Total revenues were $124.6 million for the three months ended September 30, 2015, compared to $164.6 million for the same period of 2014, and $412.4 million for the nine months ended September 30, 2015, compared to $464.2 million for the same period of 2014. During the three and nine months ended September 30, 2015 and 2014, our Queen et al. royalty revenues consisted of royalties and maintenance fees earned on sales of products under license agreements associated with our Queen et al. patents. During the three and nine months ended September 30, 2015 and 2014, royalty rights - change in fair value consisted of revenues associated with the change in estimated fair value of our royalty right assets, primarily Depomed, Inc., The Regents of the University of Michigan, Viscogliosi Brothers, LLC, ARIAD Pharmaceuticals Inc., AcelRx Pharmaceuticals, Inc. and Avinger, Inc. Revenues for the quarter ended September 30, 2015 included $119.2 million in royalty and license payments from PDL's licensees to the Queen et al. patents, negative $4.3 million in the change in estimated fair value of the royalty rights assets, which included approximately a positive $6.9 million in net cash royalty rights payments, $9.1 million in interest revenue from notes receivable debt financings to late-stage healthcare companies, and $0.6 million in realized gains from the sale of AxoGen, Inc. common stock. Revenues for the nine months ended September 30, 2015 included $363.9 million in royalty and license payments from PDL's licensees to the Queen et al. patents, $19.3 million in net royalty payments from acquired royalty rights and a change in estimated fair value of the royalty rights assets, which included approximately $9.0 million in net cash royalty rights payments, $28.6 million in interest revenue from notes receivable debt financings to late-state healthcare companies, and $0.6 million in realized gains from the sale of AxoGen, Inc. common stock.

Total revenues decreased by 24% and 11%, respectively, for the three and nine months ended September 30, 2015, when compared to the same periods in 2014. The decrease is primarily driven by the decrease in the Depomed royalty rights cash proceeds related to Valeant Pharmaceuticals International, Inc. sales of Glumetza, decreased interest revenues due to the early payoff of the AxoGen and Durata notes receivables, and decreased Actemra royalties as a result of the conclusion of the Actemra license agreement. The decrease in the Depomed royalty rights proceeds in the quarter ending September 30, 2015 is a result of no royalty payments being made by Valeant during the quarter. While Valeant reported revenue for Glumetza of $53 million for the period ending September 30, 2015, it had not provided monthly reporting or payments per its contractual obligations during this period. In late October 2015, Valeant issued reports and cash payments for the third quarter of 2015 with net royalties of $16.9 million due to PDL, which are included in PDL's fair value assessment at the end of the third quarter. PDL expects to exercise its royalty audit right for Glumetza in the near future.

Operating expenses in the third quarter of 2015 were $8.5 million, compared with $5.7 million in the third quarter of 2014. The increase in operating expenses for the three months ended September 30, 2015, as compared to the same period in 2014, was a result of an increase in general and administrative expenses of $1.1 million for professional service expenses mostly related to the asset management of Wellstat Diagnostics, $1.0 million for compensation including stock-based compensation and $0.6 million for legal services.

Operating expenses for the nine months ended September 30, 2015 were $23.5 million, compared with $17.2 million in the first nine months of 2014. The increase in operating expenses for the nine months ended September 30, 2015, as compared to the same period in 2014, was a result of an increase in general and administrative expenses of $3.9 million for professional service expenses mostly related to the asset management of Wellstat Diagnostics, $1.9 million for compensation including stock-based compensation and $0.3 million for legal services.

Net income in the third quarter of 2015 was $69.5 million, or $0.42 per diluted share as compared with net income in the third quarter of 2014 of $102.2 million, or $0.61 per diluted share. Net income in the nine months ended September 30, 2015 was $232.2 million, or $1.42 per diluted share as compared with net income in the first nine months of 2014 of $267.2 million, or $1.62 per diluted share. The decrease in net income for the nine months ended September 30, 2015, compared to the same period in 2014, is primarily driven by the decrease in the Depomed royalty rights cash proceeds.

Net cash provided by operating activities in the first nine months of 2015 was $231.4 million, compared with $223.2 million in the same period in 2014. At September 30, 2015, PDL had cash, cash equivalents and short-term investments of $229.7 million, compared with $293.7 million at December 31, 2014. The change and slight decrease in the cash balance at September 30, 2015 was primarily attributable to retirement of the Series 2012 Notes and May 2015 Notes for $177.4 million, the purchase of royalty right assets for $115.0 million, payment of dividends of $73.6 million, repayment of a portion of the March 2015 Term Loan for $50.0 million, additional notes receivable purchases of $9.0 million, and the payment of $0.6 million for debt issuance costs related to the March 2015 Term Loan, offset in part by net cash provided by the proceeds from the March 2015 Term Loan of $100.0 million, repayment of notes receivables of $20.6 million, proceeds from royalty rights of $9.0 million, and cash generated by operating activities of $231.4 million.

Recent Developments

ARIAD Royalty Agreement

On July 28, 2015, PDL entered into the ARIAD Royalty Agreement, whereby the Company acquired the rights to receive royalties payable from ARIAD's net revenues generated by the sale, distribution or other use of Iclusig® (ponatinib), a cancer medicine for the treatment of adult patients with chronic myeloid leukemia, in exchange for up to $200.0 million in cash payments. The purchase price of $100.0 million is payable in two tranches of $50.0 million each, with the first tranche funded on the closing date and the second tranche to be funded on the 12-month anniversary of the closing date. The ARIAD Royalty Agreement provides ARIAD with an option to draw up to an additional $100.0 million in up to two draws at any time between the six- and 12-month anniversaries of the closing date. ARIAD may repurchase the royalty rights at any time for a specified amount. Upon the occurrence of certain events, PDL has the right to require ARIAD to repurchase the royalty rights for a specified amount. Under the ARIAD Royalty Agreement, the Company has the right to a make-whole payment from ARIAD if the Company does not receive payments equal to or greater than the amounts funded on or prior to the fifth anniversary of each of the respective fundings. In such case, ARIAD will pay to the Company the difference between the amounts paid to such date by ARIAD and the amounts funded by the Company.

Under the terms of the ARIAD Royalty Agreement, the Company will receive royalty payments at a royalty rate ranging from 2.5% to 7.5% of Iclusig revenue until the first to occur of (i) repurchase of the royalty rights by ARIAD or (ii) December 31, 2033. If Iclusig revenue does not meet certain agreed-upon projections on an annual basis, PDL is entitled to royalty payments based on certain percentage of revenues of another ARIAD product, brigatinib, up to the amount of the shortfall from the projections for the applicable year.

AcelRx Royalty Agreement

On September 18, 2015, PDL entered into the AcelRx Royalty Agreement, whereby the Company acquired the rights to receive a portion of the royalties and certain milestone payments on sales of Zalviso™ (sufentanil sublingual tablet system) in the European Union, Switzerland and Australia by AcelRx's commercial partner, Grünenthal, in exchange for a $65.0 million cash payment. Under the terms of the AcelRx Royalty Agreement, the Company will receive 75% of all royalty payments and 80% of the first four commercial milestone payments due under AcelRx's license agreement with Grünenthal until the earlier to occur of (i) receipt by the Company of payments equal to three times the cash payments made to AcelRx and (ii) the expiration of the licensed patents. PDL expects to begin recognizing royalties shortly after the commercial launch by Grünenthal in the first half of 2016.

Paradigm Spine Credit Agreement

On October 27, 2015, PDL and Paradigm Spine entered into an amendment to the Paradigm Spine Credit Agreement to provide additional term loan commitments for up to $7.0 million payable in two tranches, of which the first tranche of $4.0 million was drawn on the closing date of the amendment, net of fees, and the second tranche of $3.0 million is to be funded at the option of Paradigm Spine prior to June 30, 2016.

Kaléo Note Purchase Agreement

On October 28, 2015, Sanofi US initiated a voluntary nationwide recall of all Auvi-Q® units effectively immediately. Sanofi is the exclusive licensee of kaléo. for the manufacturing and commercialization of Auvi-Q. While Sanofi has not identified the reason for the recall, press reports indicate that a small number of units have failed to activate or delivered inadequate doses of epinephrine. It is not known at this time when Sanofi will reintroduce Auvi-Q in the U.S.

As background, on April 1, 2014, PDL entered into a note purchase agreement (the Note Purchase Agreement) with Accel 300, LLC, a wholly-owned subsidiary of kaléo, pursuant to which the Company acquired $150 million of secured notes due 2029 (the Notes). The Notes are secured by 100 percent of royalties from kaléo’s first approved product, Auvi-Q (epinephrine auto-injection, USP) (known as Allerject in Canada) and 10 percent of the net sales of kaléo’s second product, EVZIO, which is manufactured and commercialized by kaléo (the Revenue Interests). The Notes carry interest at 13 percent per annum, paid quarterly in arrears on principal outstanding. The principal balance of the Notes is repaid to the extent that the Revenue Interests exceed the quarterly interest payment, as limited by a quarterly payment cap. The final maturity of the Notes is March 2029. As part of the transaction, kaléo was required to establish an interest reserve account of $20 million from the $150 million provided by PDL. The purpose of this interest reserve account is to cover any possible shortfalls in interest payments owed to PDL. As of this date, despite the recall of Auvi-Q, it is projected that the interest reserve account alone is sufficient to cover possible interest shortfalls until at least through the first quarter of 2016. PDL will monitor the recall situation and how it may impact the ability of kaléo to meet its obligations under the Notes, but at this point it has been determined that there is no impairment.

2015 Dividends
On January 27, 2015, our board of directors declared that the regular quarterly dividends to be paid to our stockholders in 2015 will be $0.15 per share of common stock, payable on March 12, June 12, September 11 and December 11 of 2015 to stockholders of record on March 5, June 5, September 4 and December 4 of 2015, the record dates for each of the dividend payments, respectively. On September 11, 2015, we paid the regular quarterly dividend to our stockholders totaling $24.5 million using earnings generated in the three months ended September 30, 2015.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, November 4, 2015.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 66826786. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 10, 2015, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 66826786.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $919 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Royalties from Queen et al. patents	$119,222	$123,916	$363,916	$355,008
Royalty rights - change in fair value	(4,280)	27,602	19,298	73,807
Interest revenue	9,096	13,076	28,596	34,760
License and other	580	—	580	575
Total revenues	124,618	164,594	412,390	464,150

Operating Expenses
General and administrative expenses	8,450	5,686	23,545	17,188
Operating income	116,168	158,908	388,845	446,962

Non-operating expense, net
Interest and other income, net	87	75	294	207
Interest expense	(5,901)	(9,387)	(21,710)	(29,770)
Loss on extinguishment of debt	—	—	—	(6,143)
Total non-operating expense, net	(5,814)	(9,312)	(21,416)	(35,706)

Income before income taxes	110,354	149,596	367,429	411,256
Income tax expense	40,895	47,361	135,208	144,083
Net income	$69,459	$102,235	$232,221	$267,173

Net income per share
Basic	$0.42	$0.64	$1.42	$1.70
Diluted	$0.42	$0.61	$1.42	$1.62

Shares used to compute income per basic share	163,560	160,268	163,314	157,274
Shares used to compute income per diluted share	163,742	166,894	163,899	165,141

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2015	2014
Cash, cash equivalents and short-term investments	$229,682	$293,687
Total notes receivable	$353,406	$363,212
Total royalty rights - at fair value	$384,572	$259,244
Total assets	$1,020,601	$962,350
Total term loan payable	$49,842	$—
Total convertible notes payable	$281,581	$451,724
Total stockholders' equity	$595,957	$460,437

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2015	2014
Net income	$232,221	$267,173
Adjustments to reconcile net income to net cash used in operating activities	386	(58,992)
Changes in assets and liabilities	(1,221)	15,058
Net cash provided by operating activities	$231,386	$223,239